UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD-Exhibit 1.01

Conflict Minerals Report

Registrant submits the following Conflict Minerals Report as Exhibit 1.01 to the Form SD Specialized Disclosure Report:

I. Due Diligence: A description of the registrant’s reasonable country of origin inquiry and the measures the registrant has taken to conduct due diligence on the source and chain of custody of those conflict minerals is as follows:

A.

The registrant’s due diligence process conforms to the nationally or internationally recognized due diligence framework as set forth in the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas which can be found at http://www.oecd.org and included the following elements:

1.    Registrant’s implementation of an execution plan for a company-wide conflict minerals program including:

a.

registrant’s adoption of a conflict minerals policy which can be found on registrant’s publicly available Internet website at the following link: http://www.ctscorp.com/resource-center/policies-and-certifications/Conflict Minerals Policy;

b.	registrant’s assembly of an internal team to implement, manage and execute registrant’s conflict minerals policy;

c.

registrant’s adoption of a system designed to allow engagement and communication with the supply chain and request information relating to the identity of the conflict mineral smelters and refiners used by the supply chain; and

d.

registrant’s incorporation of registrant’s expectations regarding suppliers’ conflict minerals policies, processes and information disclosures into relevant registrant documents including for example registrant’s conflict minerals policy, registrant’s supplier purchase order terms and conditions, registrant’s supplier contract clauses, and registrant’s correspondence and communication with suppliers.

2.   Registrant’s identification and assessment of risk in the supply chain including:

a.	identification of registrant’s relevant first-tier suppliers; and

b.

conducting reasonable country of origin inquiries and undertaking due diligence measures including requesting all relevant first-tier suppliers to complete the RMI Conflict Minerals Reporting Template (CMRT) which can be found at http://www.responsiblemineralsinitiative.org, reviewing the information and smelter data provided by relevant first-tier suppliers, and comparing smelters and refiners identified by the supply chain to the RMAP Conformant Smelters list which can be found at http://www.responsiblemineralsinitiative.org to assess possible risk.

B.

Registrant has disclosed in this report the steps it has taken, and the steps which registrant will take, to mitigate the risk that its necessary conflict minerals benefit armed groups, including the adoption, monitoring, and tracking of a risk management, mitigation, and corrective action plan including follow-up letters to relevant first-tier suppliers requesting validation of such suppliers or the smelters or refiners used by such suppliers as RMAP Conformant in accordance with, for example, the Responsible Minerals Assurance Process (RMAP).

II.  Results of Due Diligence: Registrant’s due diligence measures in connection with all of registrant’s products including conflict minerals resulted in the receipt of 230 complete CMRTs and the identification of 252 RMAP Conformant smelters.

III. Product Description: Registrant’s statement in Item 1.01(b) of the Form SD Specialized Disclosure Report is based on the receipt of an incomplete CMRT from the supplier of one of the components used in registrant’s oscillators and jitter attenuator products (“the Electronic Products”) and the identification of 14 non-RMAP Conformant smelters by three of registrant’s suppliers of certain of the components used in registrant’s seat belt tension sensor and pedal products (“the Automotive Products”).

A.

The efforts of registrant and its suppliers to determine the mine or location of origin of the conflict minerals used in the Electronic Products and the Automotive Products included requesting all relevant first-tier suppliers to complete the CMRT.

B.

The supplier who provided the incomplete CMRT omitted the smelter data for the one component used in the Electronic Products.  In the absence of this smelter data, registrant was unable to determine that the conflict minerals used in this one component of the Electronic Products did not originate in the Democratic Republic of the Congo or an adjoining country or come from recycled or scrap sources.

C.

Registrant has set forth below the list of the 14 non-RMAP Conformant facilities used by the three suppliers to process the necessary conflict minerals used in certain of the components for the Automotive Products.  The country of origin of the conflict minerals used in the components of  the Automotive Products was not provided and thus registrant was unable to determine that the conflict minerals used in certain of the components for the Automotive Products did not originate in the Democratic Republic of the Congo or an adjoining country or come from recycled or scrap sources.

Conflict Mineral	Facility	Location
Gold	Pease & Curren	USA
Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA
Gold	QG Refining, LLC	USA
Gold	Refinery of Seemine Gold Co., Ltd.	CHINA
Gold	Sabin Metal Corp.	USA
Gold	Samwon Metals Corp.	KOREA, REPUBLIC OF
Gold	Shandong Humon Smelting Co., Ltd.	CHINA
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA
Gold	Sovereign Metals	INDIA
Gold	State Research Institute Center for Physical Sciences and Technology	LITHUANIA
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CHINA
Tin	PT Bangka Prima Tin	INDONESIA
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIET NAM
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CHINA